Exhibit 99.1

Bally’s International Interactive

Carve-out consolidated financial statements

For the year ended 31 December 2024

Bally’s International Interactive

Contents

Page:

2	Independent auditor’s report

6	Management discussion

7	Carve-out consolidated balance sheet

8	Carve-out consolidated statement of comprehensive income

9	Carve-out consolidated cash flow statement

10-24	Notes forming part of the financial statements

Independent auditor’s report to the directors of the Bally’s

International Interactive Gaming Business

Opinion

We have audited the Carve-out consolidated financial statements of the Bally’s International Interactive Gaming Business (“the Business”), which comprise the Carve-out consolidated financial statements of the Business as at 31 December 2024 and 2023 and for the years then ended. The Carve-out consolidated financial statements comprise the Carve-out consolidated profit and loss accounts, the Carve-out consolidated balance sheets, the Carve-out consolidated cashflow statements and selected notes to the Carve-out consolidated financial statements. The framework that has been applied in their preparation is International Financial Reporting Accounting Standards as issued by the International Accounting Standards Board (IFRS) with specific carve-out adjustments as set out in the basis of preparation detailed in Note 1.

In our opinion, the Carve-out consolidated financial statements of the Bally’s International Interactive Gaming Business for the years ended 31 December 2024 and 2023 give a true & fair view of the Carve-out consolidated financial position of the Business as at 31 December 2024 and 2023 and of their Carve-out consolidated results and Carve-out consolidated cash flows for the years then ended in accordance with IFRS with specific carve-out adjustments as set out in the basis of preparation in Note 1.

Basis for opinion

We conducted our audit in accordance with International Standards on Auditing (UK) (‘ISAs (UK)). Our responsibilities under those standards are further described in the ‘Responsibilities of the auditor for the audit of the financial statements’ section of our report. We are independent of the Business in accordance with the ethical requirements that are relevant to our audit of the Carve-out consolidated financial statements in the United Kingdom, including the FRC’s Ethical Standard and the ethical pronouncements established by Chartered Accountants Ireland, applied as determined to be appropriate in the circumstances for the entity. We have fulfilled our other ethical responsibilities in accordance with these requirements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Emphasis of matter

In forming our opinion, which is not modified, we draw attention to Note 1 of the Carve-out consolidated financial statements, which describes the basis of accounting. These Carve-out consolidated financial statements for the Business have been prepared for the purposes of meeting certain requirements in connection with the listing of Intralot ordinary shares on the Athens Stock Exchange, including inclusion in the Prospectus prepared in connection therewith, and inclusion in an offering memorandum for Intralot bonds and may not be suitable for another purpose.

Responsibilities of management and those charged with governance for the financial statements

Management is responsible for the preparation of the Carve-out consolidated financial statements which give a true and fair view in accordance with IFRS with specific carve-out adjustments as set out in the basis of preparation as set out in Note 1, and for such internal control as they determine necessary to enable the preparation of Carve-out consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the Carve-out consolidated financial statements, management is responsible for assessing the Business’ ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless management either intends to liquidate the Business or to cease operations, or has no realistic alternative but to do so.

Independent auditor’s report to the directors of the Bally’s

International Interactive Gaming Business

Those charged with governance are responsible for overseeing the Business’ financial reporting process.

Responsibilities of the auditor for the audit of the financial statements

The auditor’s objectives are to obtain reasonable assurance about whether the Carve-out consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes their opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with ISAs (UK) will always detect a material misstatement when it exists.

Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these financial statements.

A further description of an auditor’s responsibilities for the audit of the financial statements is located on the Financial Reporting Council’s website at: www.frc.org.uk/auditorsresponsibilities. This description forms part of our auditor’s report.

Explanation as to what extent the audit was considered capable of detecting irregularities, including fraud

Irregularities, including fraud, are instances of non-compliance with laws and regulations. We design procedures in line with our responsibilities, outlined above, to detect material misstatements in respect of irregularities, including fraud. Owing to the inherent limitations of an audit, there is an unavoidable risk that material misstatement in the Carve-out consolidated financial statements may not be detected, even though the audit is properly planned and performed in accordance with the ISAs (UK). The extent to which our procedures are capable of detecting irregularities, including fraud is detailed below.

Based on our understanding of the Business and industry, we identified that the principal risks of non-compliance with laws and regulations related to the applicable gambling laws and employment law, and we considered the extent to which non-compliance might have a material effect on the Carve-out consolidated financial statements. We also considered those laws and regulations that have a direct impact on the preparation of the Carve-out consolidated financial statements such as the local law and tax legislation. The Audit engagement partner considered the experience and expertise of the engagement team (including ITGC specialists) to ensure that the team had appropriate competence and capabilities to identify or recognise non-compliance with the laws and regulation. We evaluated management’s incentives and opportunities for fraudulent manipulation of the Carve-out consolidated financial statements (including the risk of override of controls) and determined that the principal risks were related to posting inappropriate journal entries to manipulate financial performance and management bias through judgements and assumptions in significant accounting estimates, in particular in relation to significant one-off or unusual transactions. We apply professional scepticism through the audit to consider potential deliberate omission or concealment of significant transactions, or incomplete/inaccurate disclosures in the Carve- out consolidated financial statements.

The Business’ engagement team shared the risk assessment with the component auditors so that they could include appropriate audit procedures in response to such risks in their work.

Independent auditor’s report to the directors of the Bally’s

International Interactive Gaming Business

Responsibilities of the auditor for the audit of the financial statements (continued)

In response to these principal risks, our audit procedures included but were not limited to:

●	enquiries of management on the policies and procedures in place regarding compliance with laws and regulations, including consideration of known or suspected instances of non-compliance and whether they have knowledge of any actual, suspected or alleged fraud;

●	inspection of the Business’ regulatory and legal correspondence and review of minutes of board meetings during the year to corroborate inquiries made;

●	gaining an understanding of the entity’s current activities, the scope of authorisation and the effectiveness of its control environment to mitigate risks related to fraud;

●	discussion amongst the engagement team in relation to the identified laws and regulations and regarding the risk of fraud, and remaining alert to any indications of non-compliance or opportunities for fraudulent manipulation of Carve-out consolidated financial statements throughout the audit;

●	identifying and testing journal entries to address the risk of inappropriate journals and management override of controls;

●	designing audit procedures to incorporate unpredictability around the nature, timing or extent of our testing;

●	challenging assumptions and judgements made by management in their significant accounting estimates, including impairment assessment of intangible assets, goodwill and trade debtors;

●	review of the financial statement disclosures to underlying supporting documentation and inquiries of management; and

●	we requested information from component auditors on instances of non-compliance with laws or regulations that could give rise to a material misstatement of the Business financial statements.

The primary responsibility for the prevention and detection of irregularities including fraud rests with those charged with governance and management. As with any audit, there remains a risk of non-detection or irregularities, as these may involve collusion, forgery, intentional omissions, misrepresentations or override of internal controls.

Independent auditor’s report to the directors of the Bally’s

International Interactive Gaming Business

The purpose of our audit work and to whom we owe our responsibilities

This report is made solely to the Directors in accordance with the terms of our engagement letter. Our audit work has been undertaken so that we might state to the Directors those matters we are required to state to them in an auditor’s report and for no other purpose. To the fullest extent permitted by law, we do not accept or assume responsibility to anyone other than the Directors for our audit work, for this report, or for the opinions we have formed.

Grant Thornton (NI) LLP

Chartered Accountants & Statutory Auditors

Belfast

Date: 30 June 2025

Bally’s International Interactive

Management Discussion

Principal activity

Bally’s International Interactive (‘BII’ or the ‘Company’) is the digital division of Bally’s Corporation, recognised as an iCasino and iGaming specialist, offering a wide range of products and games. BII business contains a UK and Spanish interactive businesses, a UK retail casino acquired in Q4 2024, and royalties for certain intellectual properties (‘IP’).

Transaction

It is proposed that Intralot Group will acquire BII in Q4 of 2025. The transaction perimeter comprises Bally’s Corporations UK and Spain interactive businesses, a UK retail casino, license fees / royalties for certain IP as well as a peripheral, immaterial B2B business. Bally’s Corporation do not prepare regular accounts for the specific transaction perimeter.

Results and performance

For the year ended 31 December 2024, BII reported net gaming revenue (‘NGR’) of €685.6 million, representing a 11.7% increase from the prior year (€613.6million). This growth was primarily because of organic growth, reduction in the Return to player (‘RTP’) percentage (winnings %) and strategic investment in brand marketing spend. Overall marketing costs increased in FY24 driven by the launch of the Bally Casino UK brand. Variable costs increased for the year ended 31, December 2024 due to an increase in gaming taxes directly linked to increased NGR.

Profitability

Net income before taxes increased to €224.6 million for the year ended 31 December 2024 (year ended 31 December 2023: €198.9million), reflecting disciplined cost management.

Cash Flow and Liquidity

Net cash generated from operating activities was €304.7 million for the year ended 31 December 2024 (year ended 31 December 2023: €137.4million). BII has maintained a strong liquidity position with €31.0 million in cash and cash equivalents at year-end.

Business update

Ownership of certain IP rights were transferred to an independent trust which began receiving licence fees under a commercial licence arrangement. These royalties are expected to be received by BII for the foreseeable future. This royalty income commencing from November 2024, represented 1.8% of gross profit for the year ended 31 December 2024. Furthermore, in Q4 2024, BII acquired an Aspers casino in Newcastle, UK.

Bally’s International Interactive

Carve-out consolidated balance sheet

as at 31 December 2024 and 2023

ASSETS	Note	2024 (€m)	2023 (€m)
Cash	11	31.0	27.4
Player deposit cash	11	12.7	9.5
Trade and other receivables	12	24.6	20.4
Tax receivables		5.6	5.6
Intercompany loans and other receivables		9.2	290.2
Total current assets		83.1	353.1
Tangible assets	8	12.8	12.6
Intangible assets, net	9	100.6	86.1
Goodwill	10	1,100.7	1,051.9
Right-of-use assets	15	39.2	37.7
Other long-term receivables		4.5	17.9
Total non-current assets		1,257.8	1,206.2
Total assets		1,340.9	1,559.3

LIABILITIES AND EQUITY
Accounts payable and accrued liabilities	13	104.8	94.4
Other short-term payables		43.3	3.1
Current portion of provisions		1.0	-
Current portion of lease liabilities	15	4.9	-
Interest payable		0.9	-
Payable to players		10.1	9.5
Taxes payable		32.8	16.4
Total current liabilities		197.8	123.4
Other long-term payables		2.2	2.1
Provisions		0.2	0.4
Lease liabilities	15	50.1	48.5
Deferred tax liability		16.9	2.7
Total liabilities		267.2	177.1
Stockholders’ equity
Net parent investment		664.8	1,180.0
Retained earnings		356.9	179.3
Other reserves		52.0	22.9
Total stockholders’ equity		1,073.7	1,382.2
Total liabilities and stockholders’ equity		1,340.9	1,559.3

The accompanying notes are an integral part of these Carve-out consolidated financial statements

Bally’s International Interactive

Carve-out consolidated statement of comprehensive income

for the years ended 31 December 2024 and 2023

Revenue	Notes	2024 (€m)	2023 (€m)
Net gaming revenue	6	685.7	613.6
Expenses
Distribution costs	6	(295.7)	(274.8)
General and administrative	6	(149.7)	(128.5)
Impairment of assets	6	(11.8)	(3.2)
Transaction related costs	6	-	(0.1)
Foreign exchange gain/(loss)	6	2.6	(0.5)
Total expenses		(454.6)	(407.1)
Interest income	7	1.4	0.9
Interest expense	7	(7.9)	(8.5)
Total financing expenses		(6.5)	(7.6)
Net income before taxes		224.6	198.9
Tax expense		(46.9)	(19.6)
Net income and total comprehensive income		177.7	179.3

The accompanying notes are an integral part of these Carve-out consolidated financial statements

Bally’s International Interactive

Carve-out consolidated cash flow statement

for the years ended 31 December 2024 and 2023

	Notes	2024 (€m)	2023 (€m)
Operating activities
Net income for the year		177.7	179.3
Amortisation and depreciation	8,9,15	23.4	22.2
Impairment of assets	10	11.8	3.2
Fair value gain		-	4.2
Bad debt expense		3.6	5.8
Interest expense	7	7.9	4.1
Current tax expense		32.8	20.9
Deferred tax expense		14.1	(1.2)
Foreign exchange (gain) / loss		(2.6)	0.5
Working capital movements		53.0	(93.2)
Income taxes paid		(17.0)	(8.4)
Total cash provided by operating activities		304.7	137.4

Financing activities
Loans advanced to other Bally’s subsidiaries		(266.1)	(164.6)
Supplier financing		35.1	-
Lease payments	15	(2.8)	(0.6)
Interest payments		(3.1)	-
Total cash used in financing activities		(236.9)	(165.2)

Investing activities
Purchase of tangible assets	8	(1.9)	(2.0)
Purchase of intangible assets	9	(28.1)	(17.4)
Gaming arts loan advancement		-	(1.5)
Business acquisition, net of cash acquired		(0.8)	-
Total cash used in investing activities		(30.8)	(20.9)
Net increase / (decrease) in cash during the year		37.0	(48.7)
Cash, beginning of year		27.4	71.7
Exchange (loss) / gain on cash and cash equivalents		(33.4)	4.4
Cash on hand		31.0	27.4

The accompanying notes are an integral part of these Carve-out consolidated financial statements

Bally’s International Interactive

Notes to the Carve-out consolidated financial statements

as at and for the years ended 31 December 2024 and 2023

1. Reporting entity

BII is a multi-brand global casino and bingo operator. BII’s brand portfolio includes Jackpotjoy, Rainbow Riches Casino, Botemania, Bally Casino, Double Bubble Bingo, Virgin Games and Monopoly Casino, with all games operated proprietary software owned by the Company.

2. Basis of preparation

This note sets forth the basis of preparation for the special purpose carve-out consolidated financial statements of BII, specifically the operations within the United Kingdom and Spain. These carve-out consolidated financial statements comprise the Carve-out consolidated balance sheets as at December 31, 2024 and 2023 and the carve-out consolidated profit and loss accounts and carve-out cash flow statements for the years ended December 31, 2024 and 2023, and selected notes to the financial statements (collectively the “Carve-out consolidated financial statements”).

These Carve-out consolidated financial statements have been prepared in accordance with the underlying accounting principles contained within International Financial Reporting Accounting Standards (‘IFRS’) as issued by the International Accounting Standards Board, except for the specific carve-out adjustments detailed below. These Carve-out consolidated financial statements do not contain a Statement of Changes in Equity as required under IFRS.

The Carve-out consolidated financial statements have been prepared using the single entity financial records from each relevant in-scope entity, as set out in Fig 1.1 within the Business with carve-out adjustments that tailor the financial information to exclusively represent the economic realities of the UK and Spain operations.

The following provides a summary of the carve-out adjustments made:

●	Adjustments have been made to exclude transactions that have been included in the scoped-in entities set out in Fig 1.1 but that do not relate to the UK and Spain operations. These transactions have been excluded because they do not form part of the International Interactive Gaming Business to be transferred in the proposed transaction.

●	Adjustments have been made to include transactions that relate to the UK and Spain operations but had been recorded in entities outside of the International Interactive Gaming business.

●	Adjustments have been made to exclude the impact of hedging arrangements that were held by Bally’s Holdings UK Limited as they are part of BII’s hedging strategy and not specifically for the International Interactive Gaming Business.

●	Adjustments have been made to exclude all investments in subsidiaries held by the scoped-in entities as these subsidiaries are not entities which are scoped in for the purposes of the carve out consolidated financial statements. These investments in subsidiaries would be eliminated by way of a group reorganisation prior to the proposed transaction. Transactions related to dividends and distributions to parent companies have also been excluded for the same reason.

●	Adjustments have been made to net off the intercompany receivable and payable balances to show the net amount receivable from outside the Business.

●	Retained earnings represents the accumulation of net income as reported in the Carve-out profit and loss statement, beginning with a nil balance as of December 31, 2022. This is due to the special purpose nature of these Carve-out consolidated financial statements.

●	Other reserves consist of cumulative translation adjustments. These adjustments pertain to the net assets of in- scope entities with functional currencies differing from the reporting currency (EUR). In this instance, entities with GBP as their functional currency fall under this category. Consistent with the treatment of retained earnings, the opening balance for these reserves is also nil as of December 31, 2022.

●	Net parent investment includes the initial investment and represents the sole equity balance at the end of 2022 for these statements, essentially reflecting the opening net asset of the special purpose Carve-out consolidated financial statements. Relevant transactions affecting this account include dividends distributed by the in-scope entities, capital contributions into these entities, and any effects emanating from corporate actions that involve the Business’ entities.

Bally’s International Interactive

Notes to the Carve-out consolidated financial statements

as at and for the years ended 31 December 2024 and 2023

The following lists the entities that were included in the Carve-out consolidated financial statements of BII:

Fig 1.1

1.	Ballys Estonia OU

2.	Ballys Finance Corporation Ltd

3.	Ballys Holdings Limited

4.	Ballys Holdings UK Limited

5.	Ballys Newcastle Limited

6.	Chelms LLC

7.	Games Spain Operations S.A.

8.	Gamesys Group Holdings Ltd

9.	Gamesys Jersey Ltd

10.	Gamesys Ltd

11.	Gamesys Network Ltd

12.	Gamesys Operations Ltd

13.	Gamesys Spain S.A.

14.	Horses Mouth Limited

15.	JPJ Group plc

16.	JPJ Holding II Ltd.

17.	JPJ OPS SPAIN SA

18.	Mice and Dice Ltd

19.	Play Malta Plc

3. Summary of significant accounting policies

Revenue recognition

BII earns its revenue from operating online bingo and casino websites (‘Net Gaming Revenue’) through its UK and Spain interactive gaming businesses and UK retail casino. Other revenue streams comprise of licensing of its proprietary software to third parties, royalties for certain intellectual property as well as a peripheral, immaterial B2B business (‘B2B Revenue’).

Net Gaming Revenue

Revenue from the interactive gaming business is the difference between total amounts wagered by players less all winnings payable to players, bonuses allocated and jackpot contributions. Players transact with BII under agreed terms, which form the basis for the contractual arrangement. There are no significant judgements required in applying IFRS 15 – Revenue from Contracts with Customers (‘IFRS 15’) to these arrangements.

Net Gaming Revenue is recognised upon satisfaction of BII’s performance obligation to the player, which is the point in time when the player completes one of the games offered by BII and the outcome of the game is honoured with the appropriate payout being made.

There is no significant degree of uncertainty involved in quantifying the amount of Net Gaming Revenue earned, including bonuses, jackpot contributions, and loyalty points. Bonuses, jackpot contributions and loyalty points are measured at fair value at each reporting date.

Bally’s International Interactive

Notes to the Carve-out consolidated financial statements

as at and for the years ended 31 December 2024 and 2023

B2B Revenue

B2B Revenue is measured based on the amount to which BII is contractually entitled, typically based on a percentage of revenue earned by BII’s business partners from use of its software and other services. B2B Revenue is recognised when BII’s performance obligations, as defined by the terms of the relevant contracts, are fulfilled. There are no significant judgements required in applying IFRS 15 to these arrangements and there is no significant degree of uncertainty involved in quantifying the amount of B2B Revenue earned.

B2B Revenue is substantially similar to Net Gaming Revenue with regards to the revenue recognition principles applied. There is only a limited degree of uncertainty attached to the measurement and recognition of B2B Revenues, and consequently, further analysis of B2B Revenue has not been presented.

Fair value measurement

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

The fair value measurement is based on the presumption that the transaction to sell the asset or transfer the liability takes place either in the principal market for the asset or liability, or in the absence of a principal market, in the most advantageous market accessible by BII for the asset or liability.

BII uses valuation techniques that are appropriate in the circumstances and for which sufficient data is available to measure fair value, maximising the use of relevant observable inputs and minimising the use of unobservable inputs. All assets and liabilities for which fair value is measured or disclosed in the Carve-out consolidated financial statements are categorised within the fair value hierarchy, described as follows, based on the lowest level input that is significant to the fair value measurement as a whole:

●	Level 1 — Quoted (unadjusted) market prices in active markets for identical assets or liabilities.

●	Level 2 — Valuation techniques for which the lowest level input that is significant to the fair value measurement is directly or indirectly observable.

●	Level 3 — Valuation techniques for which the lowest level input that is significant to the fair value measurement is unobservable.

BII determines whether transfers have occurred between levels in the hierarchy by re-assessing categorisation at the end of each reporting period.

Foreign currency translation

Functional and presentation currency

Financial statements of BII are presented in Euros. Management determines the functional currency based on the principal economic environment in which the subsidiary is active. Items included in the financial statements of each subsidiary are measured using that functional currency. Differences arising on the retranslation of subsidiaries whose functional currency is not euro are recorded in a translation reserve.

Foreign currency transactions and balances

Foreign currency transactions are translated into the functional currency of the respective subsidiary of BII using the exchange rates prevailing at the dates of the transactions (’spot rates’). Monetary assets and liabilities denominated in foreign currencies are translated at the functional currency spot rates as at the reporting date. Foreign exchange gains and losses resulting from the settlement or translation of monetary items are recognised in the Carve-out consolidated profit and loss statement.

Non-monetary items that are measured in terms of historical cost in a foreign currency are translated using the exchange rates at the dates of the initial transactions. Non-monetary items measured at fair value in a foreign currency are translated using the exchange rates at the date when the fair value is determined. The gain or loss arising on translation of non-monetary items measured at fair value is treated in line with the recognition of gain or loss on change in fair value of the item.

Financial instruments

Financial assets and financial liabilities are recognised when BII becomes a party to the contractual provisions of the financial instrument. Financial assets are derecognised when the contractual rights to the cash flows from the financial assets expire, or when the financial asset and substantial all risks and rewards are transferred. Financial liabilities are derecognised when extinguished, discharged, cancelled, or when they expire.

Bally’s International Interactive

Notes to the Carve-out consolidated financial statements

as at and for the years ended 31 December 2024 and 2023

Classification and initial measurement of financial assets

Except for those trade receivables that do not contain a significant financing component and are measured at the transaction price in accordance with IFRS 15, all financial assets are initially measured at fair value adjusted for transaction costs (where applicable).

Financial assets, other than those designated and effective as hedging instruments, are classified into one of the following categories:

●	amortised cost

●	fair value through profit or loss (‘FVTPL’), or

●	fair value through other comprehensive income (‘FVOCI’)

In the periods presented, BII does not have any financial assets categorised as FVOCI.

The classification is determined by both:

●	the entity’s business model for managing the financial asset, and

●	the contractual cash flow characteristics of the financial asset.

All revenue and expenses relating to financial assets that are recognised in profit or loss are presented within finance costs, finance income or other financial items, except for impairment of trade receivables which is presented within other expenses.

Subsequent measurement of financial assets

Financial assets at amortised cost

Financial assets are measured at amortised cost if the assets meet the following conditions (and are not designated as FVTPL):

●	they are held within a business model whose objective is to hold the financial assets and collect its contractual cash flows, and

●	the contractual terms of the financial assets give rise to cash flows that are solely payments of principal and interest on the principal amount outstanding.

After initial recognition, these are measured at amortised cost using the effective interest method. Discounting is omitted where the effect of discounting is immaterial.

Financial assets at fair value through profit or loss (FVTPL)

Financial assets held within a different business model other than ‘hold to collect’ or ‘hold to collect and sell’ are categorised at FVTPL. Further, irrespective of the business model used, financial assets whose contractual cash flows are not solely payments of principal and interest are accounted for at FVTPL. All derivative financial instruments fall into this category, except for those designated and effective as hedging instruments, for which the hedge accounting requirements apply (see below).

Assets in this category are measured at fair value with gains or losses recognised in profit or loss. The fair values of financial assets in this category are determined by reference to active market transactions or using a valuation technique where no active market exists.

Impairment of financial assets

IFRS 9’s impairment requirements use forward-looking information to recognise expected credit losses – the ‘expected credit loss (ECL) model’. Instruments within the scope of the requirements included loans and other debt-type financial assets measured at amortised cost and FVOCI, trade receivables, contract assets recognised and measured under IFRS 15 and loan commitments and some financial guarantee contracts (for the issuer) that are not measured at fair value through profit or loss.

BII considers a broader range of information when assessing credit risk and measuring expected credit losses, including past events, current conditions, reasonable and supportable forecasts that affect the expected collectability of the future cash flows of the instrument.

In applying this forward-looking approach, a distinction is made between:

●	financial instruments that have not deteriorated significantly in credit quality since initial recognition or that have low credit risk (’Stage 1’) and

●	financial instruments that have deteriorated significantly in credit quality since initial recognition and whose credit risk is not low (’Stage 2’).

●	’Stage 3’ would cover financial assets that have objective evidence of impairment at the reporting date.

’12-month expected credit losses’ are recognised for Stage 1 while ‘lifetime expected credit losses’ are recognised for the Stage 2. Measurement of the expected credit losses is determined by a probability-weighted estimate of credit losses over the expected life of the financial instrument.

Bally’s International Interactive

Notes to the Carve-out consolidated financial statements

as at and for the years ended 31 December 2024 and 2023

BII makes use of a simplified approach in accounting for trade and other receivables as well as contract assets and records the loss allowance as lifetime expected credit losses. These are the expected shortfalls in contractual cash flows, considering the potential for default at any point during the life of the financial instrument. In calculating, BII uses its historical experience, external indicators and forward-looking information to calculate the expected credit losses using a provision matrix.

BII assesses impairment of trade receivables on a collective basis as they possess shared credit risk characteristics they have been grouped based on the days past due.

Financial Liabilities

BII’s financial liabilities include borrowings, trade and other payables and derivative financial instruments.

Financial liabilities are initially measured at fair value, and, where applicable, adjusted for transaction costs unless BII designated a financial liability at FVTPL.

Subsequently, financial liabilities are measured at amortised cost using the effective interest method except for derivatives and financial liabilities designated at FVTPL, which are carried subsequently at fair value with gains or losses recognised in profit or loss (other than derivative financial instruments that are designated and effective as hedging instruments).

All interest-related charges and, if applicable, changes in an instrument’s fair value that are reported in profit or loss are included within finance costs or finance income.

Income taxes

Income tax expense consists of current and deferred tax expenses. Income tax expense is recognised in the Carve-out profit and loss statement. Current tax expense is the expected tax payable on the taxable income for the year, using tax rates enacted or substantively enacted at year-end, adjusted for amendments to tax payable with regards to previous years.

Deferred tax assets and liabilities are recognised for deferred tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred taxes are not recognised for the following temporary differences: the initial recognition of assets or liabilities in a transaction that is not a business combination and that affects neither accounting nor taxable profit or loss, and differences relating to investments in subsidiaries to the extent that it is probable that they will not reverse in the foreseeable future. Deferred tax assets and liabilities are measured using the enacted or substantively enacted tax rates expected to apply when the asset is realised, or the liability settled.

The effect on deferred tax assets and liabilities of a change in tax rates is recognised in the Carve-out consolidated profit and loss statement in the period that substantive enactment occurs.

A deferred tax asset is recognised for differences in timing of distribution of taxed profits through intercompany dividend declarations. Other deferred tax assets are recognised to the extent that it is probable that future taxable profits will be available against which the asset can be utilised. To the extent that BII does not consider it probable that a deferred tax asset will be recovered, the deferred tax asset is reduced.

Cash and cash equivalents

Cash and cash equivalents comprise cash on hand and demand deposits, together with other short-term, highly liquid investments maturing within 90 days from the date of acquisition that are readily convertible into known amounts of cash and which are subject to an insignificant risk of changes in value. Bank overdrafts are included in liabilities.

Tangible assets

Tangible assets are initially recognised at acquisition cost, including any costs directly attributable to bringing the assets to the location and condition necessary for them to be capable of operating in the manner intended by BII’s management. Tangible assets are subsequently measured at cost less accumulated depreciation and impairment losses.

Depreciation is recognised on a straight-line basis to write down the cost less estimated residual value of tangible assets. The following useful lives are applied:

Fixtures and fittings - 20% - 50% per annum

Computer Hardware and equipment - 33% - 50% per annum

Freehold property - Over 50 years

Leasehold property - Over the lesser of either the term of the lease or useful economic life

Bally’s International Interactive

Notes to the Carve-out consolidated financial statements

as at and for the years ended 31 December 2024 and 2023

In the case of right-of-use assets, expected useful lives are determined by reference to comparable owned assets or the lease term, if shorter. Material residual value estimates and estimates of useful life are updated as required, but at least annually.

Gains or losses arising on the disposal of tangible assets are determined as the difference between the disposal proceeds and the carrying amount of the assets and are recognised in profit or loss either within other income or other expenses.

Intangible assets, net

Intangible assets acquired separately are measured on initial recognition at cost. The cost of intangible assets acquired in a business combination is their fair value at the date of acquisition. Following initial recognition, intangible assets are carried at cost less any accumulated amortisation and accumulated impairment losses. The useful lives of intangible assets are assessed as either finite or indefinite. Intangible assets with finite lives are amortised over their useful economic life and assessed for impairment whenever there is an indication that the intangible asset may be impaired. The amortisation period and the amortisation method for an intangible asset with a finite useful life are reviewed at the end of each reporting period. Changes in the expected useful life or the expected pattern of consumption of future economic benefits embodied in the asset are considered to modify the amortisation period or method, as appropriate, and are treated as changes in accounting estimates. Amortisation expense is reflected in the Carve-out consolidated profit and loss statement. Amortisation for the material categories of finite life intangible assets is recorded under administrative costs and is calculated at the following rates:

Gaming licences - 5% per annum

Software and software development - 7% - 33% per annum

Customer base and partnership agreements - 8% - 20% per annum - (variable, according to the expected pattern of consumption)

Goodwill

Goodwill represents the future economic benefits arising from a business combination that are not individually identified and separately recognised. Goodwill is carried at cost less accumulated impairment losses.

Impairment testing of goodwill, other intangible assets and property, plant and equipment

For impairment assessment purposes, assets are grouped at the lowest levels for which there are largely independent cash inflows (‘cash-generating units’, or ‘CGU’). As a result, some assets are tested individually for impairment and some are tested at the CGU level. Goodwill is allocated to those CGU’s that are expected to benefit from synergies of a related business combination and represent the lowest level within BII at which management monitors goodwill.

CGUs to which goodwill and intangible asset that has an indefinite useful life or is not yet available for use has been allocated (determined by BII’s management as equivalent to its operating segments) are tested for impairment at least annually. All other individual assets or CGUs are tested for impairment whenever events or changes in circumstances indicate the carrying amount may not be recoverable.

An impairment loss is recognised for the amount by which the asset’s (or CGU’s) carrying amount exceeds its recoverable amount, which is the higher of fair value less costs of disposal and value-in-use. To determine the value-in-use, management estimates expected future cash flows from each CGU and determines a suitable discount rate in order to calculate the present value of those cash flows. The data used for impairment testing procedures is directly linked to BII’s latest approved budget, adjusted as necessary to exclude the effects of future reorganisations and asset enhancements. Discount factors are determined individually for each cash-generating unit and reflect current market assessments of the time value of money and asset-specific risk factors.

Impairment losses for CGUs reduce first the carrying amount of any goodwill allocated to the CGU. Any remaining impairment loss is charged pro rata to the other assets in the CGU.

With the exception of goodwill, all assets are subsequently reassessed for indications an impairment loss previously recognised may no longer exist. An impairment loss is reversed if the asset’s or CGU’s recoverable amount exceeds its carrying amount.

Bally’s International Interactive

Notes to the Carve-out consolidated financial statements

as at and for the years ended 31 December 2024 and 2023

Provisions

Provisions are recognised when BII has a present legal or constructive obligation as a result of a past event, it is probable that an outflow of economic resources will be required from BII and amounts can be estimated reliably. The timing or amount of the outflow may still be uncertain.

Provisions are measured at the estimated expenditure required to settle the present obligation, based on the most reliable evidence available at the reporting date, including the risks and uncertainties associated with the present obligation. Where there are a number of similar obligations, the likelihood that an outflow will be required in settlement is determined by considering the class of obligations as a whole. Provisions are discounted to their present values, where the time value of money is material.

Research and development costs

Research costs are expensed as incurred. Development expenditures on an individual project are recognised as an intangible asset when BII can demonstrate: the technical feasibility of completing the intangible asset so that the asset will be available for use or sale; its intention to complete and its ability to use or sell the asset; how the asset will generate future economic benefits; the availability of resources to complete the asset; and the ability to measure reliably the expenditure during development.

Following initial recognition of the development expenditure as an asset, the asset is carried at cost less any accumulated amortisation and accumulated impairment losses. Amortisation of the asset begins the same month the asset is recognised and is charged over the period of expected future economic benefit to BII. During the period of development, the asset is tested for impairment annually as part of the CGU to which it relates.

Leases

BII makes the use of leasing arrangements principally for the provision of the main warehouse and related facilities, office space, and IT equipment. The lease terms of BII are between 1 and 8 years and some of these have extension terms. Lease terms for office fixtures and equipment and motor vehicles have lease terms of between 6 months and 6 years without any extension terms. BII does not enter into sale and leaseback arrangements. All the leases are negotiated on an individual basis and contain a wide variety of different terms and conditions such as purchase options and escalation clauses.

BII assesses whether a contract is or contains a lease at inception of the contract. A lease conveys the right to direct the use and obtain substantially all of the economic benefits of an identified asset for a period of time in exchange for consideration.

Measurement and recognition of leases as a lessee

At lease commencement date, BII recognises a right-of-use asset and a lease liability in its Carve-out consolidated balance sheet. The right-of-use asset is measured at cost, which is made up of the initial measurement of the lease liability, any initial direct costs incurred by BII, an estimate of any costs to dismantle and remove the asset at the end of the lease, and any lease payments made in advance of the lease commencement date (net of any incentives received).

BII depreciates the right-of-use asset on a straight-line basis from the lease commencement date to the earlier of the end of the useful life of the right-of-use asset or the end of the lease term. BII also assesses the right-of-use asset for impairment when such indicators exist.

At the commencement date, BII measures the lease liability at the present value of the lease payments unpaid at that date, discounted using BII’s incremental borrowing rate (“IBR”) because as the lease contracts are negotiated with third parties it is not possible to determine the interest rate that is implicit in the lease. The IBR is the estimated rate that BII would have to pay to borrow the same amount over a similar term, and with similar security to obtain an asset of equivalent value. This rate is adjusted should the lessee entity have a different risk profile to that of BII.

Lease payments included in the measurement of the lease liability are made up of fixed payments (including in substance fixed), variable payments based on an index or rate, amounts expected to be payable under a residual value guarantee and payments arising from options reasonably certain to be exercised.

Subsequent to initial measurement, the liability will be reduced by lease payments that are allocated between repayments of principal and finance costs. The finance cost is the amount that produces a constant periodic rate of interest on the remaining balance of the lease liability.

Bally’s International Interactive

Notes to the Carve-out consolidated financial statements

as at and for the years ended 31 December 2024 and 2023

The lease liability is reassessed when there is a change in the lease payments. Changes in lease payments arising from a change in the lease term or a change in the assessment of an option to purchase a leased asset. The revised lease payments are discounted using BII’s incremental borrowing rate at the date of reassessment when the rate implicit in the lease cannot be readily determined. The amount of the remeasurement of the lease liability is reflected as an adjustment to the carrying amount of the right-of-use asset. The exception being when the carrying amount of the right-of-use asset has been reduced to zero then any excess is recognised in profit or loss.

Payments under leases can also change when there is either a change in the amounts expected to be paid under residual value guarantees or when future payments change through an index or a rate used to determine those payments, including changes in market rental rates following a market rent review. The lease liability is remeasured only when the adjustment to lease payments takes effect and the revised contractual payments for the remainder of the lease term are discounted using an unchanged discount rate. Except for where the change in lease payments results from a change in floating interest rates, in which case the discount rate is amended to reflect the change in interest rates.

BII has elected to account for short-term leases and leases of low-value assets using the practical expedients. These leases relate to items of office equipment such as desks, chairs, and certain IT equipment. Instead of recognising a right-of-use asset and lease liability, the payments in relation to these are recognised as an expense in profit or loss on a straight-line basis over the lease term.

4. Summary of significant accounting judgements, estimates and assumptions

In preparing these Carve-out consolidated financial statements, management has made judgements, estimates, and assumptions that affect the application of accounting policies and the reported amounts of assets, liabilities, income, expenses, and cash flows. Actual results may differ from these estimates.

Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions are recognised in the period in which the estimate is revised and in any future periods affected.

A. Significant judgements

Revenue recognition

Management exercises judgement in determining the timing and allocation of revenue, particularly in distinguishing between B2B and B2C revenue streams and in assessing whether performance obligations are satisfied over time or at a point in time.

Lease classification and term

BII determines the lease term as the non-cancellable period of a lease, together with periods covered by an option to extend or terminate the lease if it is reasonably certain to be exercised. Judgement is applied in assessing the likelihood of exercising such options.

In determining the discount rate used to measure lease liabilities, management is required to apply judgment and make estimates. BII uses the IBR when the interest rate implicit in the lease is not readily determinable. The IBR is the rate of interest that BII would have to pay to borrow over a similar term and with similar security to obtain an asset of similar value to the right-of-use asset in a similar economic environment

Intercompany transactions

Significant judgement is applied in identifying and eliminating intercompany revenues and expenses, particularly where services are shared across subsidiaries or where intercompany financing arrangements exist.

B. Key sources of estimation uncertainty

Impairment of intangible assets and goodwill

BII performs annual impairment tests on goodwill and other intangible assets. These tests require estimates of future cash flows, growth rates, and discount rates. Changes in these assumptions could lead to material changes in the carrying amounts of these assets.

Amortisation of acquisition-related intangibles

The useful lives of acquired intangible assets are based on management’s estimates of the period over which the assets are expected to generate economic benefits. These estimates are reviewed annually.

Bally’s International Interactive

Notes to the Carve-out consolidated financial statements

as at and for the years ended 31 December 2024 and 2023

Deferred tax assets

The recognition of deferred tax assets depends on the availability of future taxable profits. Management assesses the recoverability of deferred tax assets based on forecasted earnings and tax planning strategies.

Provisions and contingent liabilities

Provisions are recognised when BII has a present obligation that can be reliably estimated. Estimating the amount and timing of outflows requires judgement, particularly in legal and regulatory matters.

Fair value measurements

Where observable market data is not available, fair values are estimated using valuation models that require assumptions about future cash flows and discount rates. This applies to financial instruments and contingent consideration.

C. Cash flow classification

The classification of cash flows into operating, investing, and financing activities involves judgement, particularly in relation to intercompany loans, supplier financing, and lease payments. BII has classified lease payments and interest separately in accordance with IFRS 16 and IAS 7.

5. Operating segments

BII operates an interactive gambling service segment as a single business segment and is managed as a single operating unit. The Chief Operating Decision Maker (‘CODM’), identified as the Board of Directors, reviews BII’s performance and allocates resources based on the Carve-out consolidated financial statements. Accordingly, BII has determined that it has one reportable segment under IFRS 8 Operating Segments.

BII’s revenue, profit or loss, assets, and liabilities are monitored on a consolidated basis, and no discrete financial information is prepared for separate business lines or geographical areas. Therefore, no additional segment information is presented.

All revenue is derived from external customers, and all non-current assets are in the UK and Spain.

Bally’s International Interactive

Notes to the Carve-out consolidated financial statements

as at and for the years ended 31 December 2024 and 2023

6. Revenue and expenses

Revenue

The following table summarizes BII’s breakdown of revenue for the years ended 31 December 2024 and 2023.

	Year ended 31 December 2024 (€m)	Year ended 31 December 2023 (€m)
Gaming revenue	675.7	610.1
B2B revenue	10.0	3.5
Total revenue	685.7	613.6

Expenses

The following table summarizes BII’s expense by nature for the years ended 31 December 2024 and 2023.

	Year ended 31 December 2024 (€m)	Year ended 31 December 2023 (€m)
Selling and marketing	75.5	65.1
Licensing fees	52.7	51.0
Gaming taxes	145.9	133.5
Processing fees	21.6	25.2
Compensation and benefits	73.6	74.1
Professional fees	7.7	9.4
General and administrative	45.0	25.3
Tangible and right of use asset depreciation	8.1	8.1
Intangible asset amortisation	11.7	10.5
Amortisation of acquisition related purchase price intangibles	3.6	3.6
Impairment of assets	11.8	3.2
Foreign exchange gain/(loss)	(2.6)	0.5
Transaction costs	-	0.1
Other	-	(2.5)
Total expenses	454.6	407.1

7. Interest income and expense

The following table summarizes the components of interest income and interest expense for the years ended 31 December 2024 and 2023.

Interest income

	Year ended 31 December 2024 (€m)	Year ended 31 December 2023 (€m)
Other interest income	0.6	0.7
Interest income from tax authority	0.8	0.2
Total interest income arising from financial assets	1.4	0.9

Bally’s International Interactive

Notes to the Carve-out consolidated financial statements

as at and for the years ended 31 December 2024 and 2023

Interest expense

	Year ended 31 December 2024 (€m)	Year ended 31 December 2023 (€m)
Interest on bill of exchange	4.0	-
Interest expense on operating leases	3.9	4.2
Fair value adjustments on contingent consideration	-	4.3
Total interest expense arising from financial liabilities	7.9	8.5

8. Tangible assets

The following tables summarizes the continuity schedules for BII’s tangible assets.

As at 31 December 2024

	Fixtures and fittings	Hardware and equipment	Freehold Property	Leasehold Property	Total
	(€m)	(€m)	(€m)	(€m)	(€m)
Cost
Balance, 1 January 2024	4.0	30.7	2.9	8.4	46.0
Additions/transfers	8.5	2.1	-	(7.3)	3.3
Translation	0.3	-	0.1	0.4	0.8
Balance, 31 December 2024	12.8	32.8	3.0	1.5	50.1
Accumulated depreciation
Balance, 1 January 2024	(5.2)	(27.7)	-	(0.5)	(33.4)
Depreciation	(2.0)	(1.6)	-	(0.1)	(3.7)
Disposals/transfers	1.2	(1.8)	-	0.4	(0.2)
Balance, 31 December 2024	(6.0)	(31.1)	-	(0.2)	(37.3)

Carrying value, 31 December 2024	6.8	1.7	3.0	1.3	12.8

As at 31 December 2023

	Fixtures and fittings	Hardware and equipment	Freehold Property	Leasehold Property	Total
	(€m)	(€m)	(€m)	(€m)	(€m)
Cost
Balance, 1 January 2023	11.4	28.8	3.0	0.1	43.3
Net additions	(7.4)	1.1	-	8.3	2.0
Translation	-	0.8	(0.1)	-	0.7
Balance, 31 December 2023	4.0	30.7	2.9	8.4	46.0
Accumulated depreciation
Balance, 1 January 2023	(4.4)	(25.2)	-	(0.1)	(29.7)
Depreciation	(0.8)	(2.0)	-	(0.4)	(3.2)
Translation	-	(0.5)	-	-	(0.5)
Balance, 31 December 2023	(5.2)	(27.7)	-	(0.5)	(33.4)

Carrying value, 31 December 2023	(1.2)	3.0	2.9	7.9	12.6

Bally’s International Interactive

Notes to the Carve-out consolidated financial statements

as at and for the years ended 31 December 2024 and 2023

9. Intangible assets, net

The following tables summarizes the continuity schedules for BII’s intangible assets, net.

	Gaming licences (€m)	Software Development (€m)	PPA software (€m)	Computer Software (€m)	Customer Base (€m)	Total (€m)
Cost
Balance, 1 January 2024	0.1	49.8	72.4	3.7	2.4	128.4
Additions	0.3	25.6	-	2.0	0.2	28.1
Translation	-	1.8	-	-	-	1.8
Balance, 31 December 2024	0.4	77.2	72.4	5.7	2.6	158.3
Accumulated amortisation
Balance, 1 January 2024	-	(20.4)	(18.9)	(2.1)	(0.9)	(42.3)
Amortisation	(0.1)	(10.0)	(3.6)	(0.9)	(0.8)	(15.4)
Impairment	-	-	-	-	-	-
Balance, 31 December 2024	(0.1)	(30.4)	(22.5)	(3.0)	(1.7)	(57.7)

Carrying value, 31 December 2024	0.3	46.8	49.9	2.7	0.9	100.6

	Gaming licences (€m)	Software Development (€m)	PPA software (€m)	Computer Software (€m)	Customer Base (€m)	Total (€m)
Cost
Balance, 1 January 2023	0.1	37.0	72.4	1.3	2.4	113.2
Additions	-	15.0	-	2.4	-	17.4
Translation	-	(2.2)	-	-	-	(2.2)
Balance, 31 December 2023	0.1	49.8	72.4	3.7	2.4	128.4
Accumulated amortisation
Balance, 1 January 2023	-	(11.5)	(15.3)	(0.9)	(0.1)	(27.8)
Amortisation	-	(8.3)	(3.6)	(1.2)	(0.8)	(13.9)
Impairment	-	(0.3)	-	-	-	(0.3)
Translation	-	(0.3)	-	-	-	(0.3)
Balance, 31 December 2023	-	(20.4)	(18.9)	(2.1)	(0.9)	(42.3)

Carrying value, 31 December 2023	0.1	29.4	53.5	1.6	1.5	86.1

Bally’s International Interactive

Notes to the Carve-out consolidated financial statements

as at and for the years ended 31 December 2024 and 2023

10. Goodwill

The following table summarizes the changes to the carrying value of goodwill for the years ended 31 December 2024 and 2023.

	Year ended 31 December 2024 (€m)	Year ended 31 December 2023 (€m)
Cost
Opening balance, goodwill (cost)	1,055.1	1,031.9
Additions	1.1	-
Translation	59.5	23.2
Ending balance, goodwill (cost)	1,115.7	1,055.1
Accumulated impairment
Opening balance, goodwill impairment	(3.2)	-
Impairment	(11.8)	(3.2)
Ending balance, goodwill impairment	(15.0)	(3.2)
Ending balance, goodwill	1,100.7	1,051.9

11. Cash and player deposits

The following table summarizes the cash and player deposit balances as at 31 December 2024 and 2023.

	As at 31 December 2024 (€m)	As at 31 December 2023 (€m)
Bank balances	31.0	27.4
Player deposits[1]	12.7	9.5
Total cash and player deposits	43.7	36.9

[1]	Player deposits – restricted cash consists of cash held by BII in relation to amounts payable to players.

12. Trade and other receivables

The following table summarizes the trade and other receivable balances as at 31 December 2024 and 2023.

	As at 31 December 2024 (€m)	As at 31 December 2023 (€m)
Prepaid expenses	7.6	7.3
VAT receivables	4.4	3.1
Current account with tax authorities	5.7	3.2
Other trade receivables	6.9	6.8
Total trade and other receivables	24.6	20.4

Bally’s International Interactive

Notes to the Carve-out consolidated financial statements

as at and for the years ended 31 December 2024 and 2023

13. Accounts payable and accrued liabilities

The following table summarizes the accounts payable and accrued liabilities balances as at 31 December 2024 and 2023.

	As at 31 December 2024 (€m)	As at 31 December 2023 (€m)
Trade payables	14.7	3.7
Accrued expenses	48.2	53.7
Gaming taxes, social security and other taxes	41.9	37.0
Total accounts payable and accrued liabilities	104.8	94.4

14. Financial instruments

BII’s financial instruments are classified and measured in accordance with IFRS 9 – Financial Instruments. The carrying amounts of financial assets and liabilities by category are as follows:

	As at 31 December 2024 (€m)	As at 31 December 2023 (€m)
Financial assets
Financial assets measured at FVTPL ¹	4.5	17.9
Financial assets measured at amortised cost ²	77.3	347.6
	81.8	365.5
Financial liabilities
Financial liabilities measured at amortised cost ³	174.8	109.1
	174.8	109.1

1.	Fair value through profit or loss: Includes other long-term receivables. These are measured at fair value, with changes recognised in profit or loss.
2.	Amortised cost: Includes cash, trade and other receivables, intercompany loans, and other debtors. These are held to collect contractual cash flows and are measured using the effective interest method.
3.	Includes trade payables, intercompany payables, other creditors, and accruals. These are initially recognised at fair value and subsequently measured at amortised cost using the effective interest method.

15. Leases

BII leases office space and data centres. The leases range from 1 to 8 years. Information about leases for which BII is a lessee is presented below:

Right of use assets

	Year ended 31 December 2024 (€m)	Year ended 31 December 2023 (€m)
Opening balance, right of use assets	37.7	41.8
Additions	4.7	-
Depreciation charge for the year	(4.4)	(4.1)
Translation adjustment	1.2	-
Ending balance, right of use assets	39.2	37.7

Bally’s International Interactive

Notes to the Carve-out consolidated financial statements

as at and for the years ended 31 December 2024 and 2023

Lease liabilities

	Year ended 31 December 2024 (€m)	Year ended 31 December 2023 (€m)
Opening balance, lease liabilities	48.5	44.0
Additions	4.7	-
Interest expense for the year	4.0	4.2
Lease payments for the year	(2.8)	(0.6)
Translation adjustment	0.6	0.9
Ending balance, lease liabilities	55.0	48.5
Current	4.9	-
Non-current	50.1	48.5

16. Recent Accounting Pronouncements

Standards and amendments effective for the period beginning 1 January 2024

BII has applied the following new and amended IFRS Accounting Standards for the first time in the annual reporting period ending 31 December 2024:

●	Amendments to IAS 1 – Classification of Liabilities as Current or Non-current

●	Amendments to IAS 8 – Definition of Accounting Estimates

●	Amendments to IAS 7 and IFRS 7 – Supplier Finance Arrangements

●	Amendments to IFRS 16 – Lease Liability in a Sale and Leaseback

These amendments do not have a material impact on BII’s Carve out consolidated financial statements.